1. Name and Address of Reporting Person
   Grigg, Charles W.
   2504 N. Bingham Street
   Cornwall, VT 05753
2. Issuer Name and Ticker or Trading Symbol
   SPS TECHNOLOGIES, INC. (ST)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   8/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Chairman
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       08/20/2002 M             5000        A      $10.8125                    D
Common Stock                       08/20/2002 G <F1>  V     -5000       D      $0.0000    160599           D
Common Stock                       08/20/2002 G <F1>  V     5000        A      $0.0000    5000             I           By wife <F2>

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Non Qualified  $10.8125 08/20/2002 M               5000  12/01/1994 11/30/2003 Common  5000     $10.8125   30000    D
Stock Options                                                                  Stock
Non Qualified  $14.2188                                             02/06/2005 Common                      40000    D
Stock Options                                                                  Stock
Non Qualified  $27                                                  01/31/2006 Common                      21482    D
Stock Options                                                                  Stock
Non Qualified  $30.9688                                             04/26/2010 Common                      12000    D
Stock Options                                                                  Stock
Non Qualified  $33.9063                                             02/09/2007 Common                      40000    D
Stock Options                                                                  Stock
Non Qualified  $34.435                                              02/12/2012 Common                      3998     D
Stock Options                                                                  Stock
Non Qualified  $42.4063                                             04/26/2009 Common                      29010    D
Stock Options                                                                  Stock
Non Qualified  $43                                                  02/08/2009 Common                      4000     D
Stock Options                                                                  Stock
Non Qualified  $49.025                                              04/29/2011 Common                      6000     D
Stock Options                                                                  Stock
Non Qualified  $51.1                                                02/14/2011 Common                      11906    D
Stock Options                                                                  Stock
Incentive      $30.9688                                             04/26/2010 Common                      3000     D
Stock Options                                                                  Stock
Incentive      $34.435                                              02/12/2012 Common                      1002     D
Stock Options                                                                  Stock
Incentive      $42.4063                                             04/26/2009 Common                      990      D
Stock Options                                                                  Stock
Incentive      $43                                                  02/08/2009 Common                      6000     D
Stock Options                                                                  Stock
Incentive      $51.1                                                02/14/2011 Common                      2094     D
Stock Options                                                                  Stock

Explanation of Responses:

<F1>
Gift to wife who shares reporting person's household.
<F2>
The reporting person disclaims beneficial ownership of all securities held by his wife, and this report should not be deemed an admission that the reporting person is the beneficial owner of such seurities for purposes of Exchange Act
Section 16 or for any other purpose.

SIGNATURE OF REPORTING PERSON
/s/ Charles W. Grigg

DATE
09/09/2002